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                                                                     EXHIBIT 3-B


                           BY-LAWS OF DANA CORPORATION

                            ARTICLE I. EFFECTIVE DATE

SECTION 1.1. EFFECTIVE DATE. These By-Laws are adopted by the Board of Directors (the "Board") of Dana Corporation ("Dana") effective April 5, 2000.

                               ARTICLE II. OFFICES

SECTION 2.1. REGISTERED OFFICE. Dana's registered office shall be located at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

SECTION 2.2. BUSINESS OFFICE. Dana's principal business office shall be located at 4500 Dorr Street, Toledo, Ohio 43615, with a mailing address of P.O. Box 1000, Toledo, Ohio 43697.

                        ARTICLE III. SHAREHOLDER MEETINGS

SECTION 3.1. ANNUAL MEETINGS. Unless the Board fixes a different date, the annual meeting of shareholders of Dana to elect directors and to transact other business (if any) shall be held on the first Wednesday of April each year, at the time and place designated by the Board in the notice of meeting. The Board may postpone or cancel any annual meeting at any time prior to the designated meeting date and time by means of (i) a press release reported by the Dow Jones News, Associated Press or a comparable national news service, or (ii) a document filed with the Securities and Exchange Commission ("SEC") (in either case, a "Public Announcement").

SECTION 3.2. SPECIAL MEETINGS. Special meetings of shareholders may be called by the Board, the Chairman of the Board (the "Chairman"), or the President, to elect directors and/or transact such other business as is described in the notice of meeting, at the date, time and place designated therein. Notice of special meetings shall be given to shareholders in accordance with the Virginia Stock Corporation Act ("Virginia Law"). The Board may postpone or cancel any special meeting at any time prior to the designated meeting date and time by means of a Public Announcement. Only such business as is brought before the special meeting pursuant to Dana's notice of meeting shall be conducted at the meeting.

SECTION 3.3. SHAREHOLDER NOMINATIONS AND PROPOSALS. In submitting nominations for persons to be elected as directors of Dana or proposals for other business to be presented at any shareholder meeting, shareholders shall comply with the following procedures and such other requirements as are imposed by Virginia Law and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"):

         a. DELIVERY. Shareholder notices shall be addressed and delivered to the Secretary at Dana's principal business office.



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         b.  TIMELINESS.

                  i. ANNUAL MEETINGS. Shareholder proposals to be included in Dana's proxy materials for any annual meeting shall be submitted in accordance with the timeliness requirements of the Exchange Act. Other shareholder proposals and shareholder nominations for directors to be voted on at any annual meeting shall be delivered before the close of business on the 90th day before the anniversary date of the prior year's annual meeting, or, if the meeting is called for a date not within 30 days before or after such anniversary date, before the close of business on the 10th day following the date on which the notice of the meeting was mailed or the date on which Dana first made a Public Announcement of the meeting date, whichever occurs first.

                  ii. SPECIAL MEETINGS. Shareholder proposals related to the business to be conducted at any special meeting and shareholder nominations for directors to be voted on at any special meeting at which directors are to be elected shall be delivered before the close of business on the 3rd day following the date on which the notice of the meeting was mailed or the date on which Dana first made a Public Announcement of the meeting date, whichever occurs first.

                  iii. ADJOURNMENTS AND POSTPONEMENTS. A Public Announcement of an adjournment or postponement of an annual or special meeting shall not commence a new time period for the giving of shareholder notices.

         c. CONTENTS. Shareholder notices shall contain the names and addresses (as they appear on the records of Dana's transfer agent) of the shareholders and all beneficial owners on whose behalf the nomination or proposal is made, the class and number of Dana shares which are owned of record and beneficially by the shareholders and the beneficial owners, and a representation that the shareholders intend to appear in person or by proxy at the meeting to bring the proposal or nomination before the meeting. In addition, (i) shareholder nominations for directors shall contain the information about the director-nominees and about the nominating shareholders which is required to be disclosed in solicitations of proxies for the election of directors in an election contest or otherwise under the Exchange Act, and (ii) shareholder proposals shall contain a brief description of the proposed business to be presented, the reason for presenting such business at the meeting, and any material interests which the shareholders and the beneficial owners have in such business.

SECTION 3.4.  CONDUCT OF MEETINGS.

SECTION 3.4.1. CHAIRMAN AND PROCEDURES. Shareholder meetings shall be chaired by the Chairman of the Board or by such person as he or she may designate. The chairman of the meeting shall determine and announce the rules of procedure for the meeting and shall rule on all procedural questions during the meeting.



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SECTION 3.4.2. PROPER NOMINATIONS AND BUSINESS. Nominations for directors and other proposals shall be deemed properly brought before a shareholder meeting only when brought in accordance with Virginia Law, the Exchange Act, and this
Article III. The chairman of the meeting shall determine whether each nomination or proposal has been properly brought and shall declare that any improperly brought nomination or proposal be disregarded.

SECTION 3.4.3. ADJOURNMENTS. The chairman of any shareholder meeting, or the holders of a majority of the shares represented at the meeting (whether or not constituting a quorum), may adjourn the meeting from time to time. No further notice need be given if the adjournment is for a period not exceeding 120 days and the new date, time and place are announced at the adjourned meeting. Otherwise, notice shall be given in accordance with Virginia Law.


                         ARTICLE IV. BOARD OF DIRECTORS

SECTION 4.1. AUTHORITY. The business and affairs of Dana shall be managed under the direction of the Board, and all of Dana's corporate powers shall be exercised by or pursuant to the Board's authority.

SECTION 4.2. NUMBER AND TERM OF DIRECTORS. The number of directors of Dana shall be eight. Each director shall hold office until the next annual meeting of shareholders and the election and qualification of his or her successor, or until his or her earlier retirement, resignation, or removal.

SECTION 4.3. MEETINGS AND NOTICE.

         SECTION 4.3.1. REGULAR MEETINGS. The Board shall hold regular meetings at such dates, times and places as it may determine from time to time, and no notice thereof need be given other than such determination. However, if the date, time or place of any regular meeting is changed, notice of the change shall be given to all directors by means of (i) a written notice mailed at least 5 calendar days before the meeting, (ii) a written notice delivered in person, by recognized national courier service, or by telecopy at least 1 business day before the meeting, or (iii) by telephone notification given at least 12 hours before the meeting.

         SECTION 4.3.2. SPECIAL MEETINGS. The Board or the Chairman may call a special meeting of the Board at any date, time and place by causing the Secretary to give notice thereof to each director in the manner provided in
Section 4.3.1. Neither the purpose of the meeting nor the business to be transacted need be specified in the notice of meeting, except for proposed amendments to these By-Laws.

         SECTION 4.3.3. TELEPHONIC MEETINGS. Members of the Board may participate in any Board meeting by means of conference telephone or similar communications equipment by means of which all meeting participants can hear each other, and such participation shall constitute presence in person at such meeting.

         SECTION 4.3.4. WAIVER OF NOTICE. A director may waive any notice of meeting



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required under Virginia Law, Dana's Articles of Incorporation ("Dana's
Articles") or these By-Laws, before or after the date and time set out in the notice, by signed written waiver submitted to the Secretary and filed with the minutes of the meeting. A director's attendance or participation at any meeting shall constitute a waiver of notice unless the director objects, at the beginning of the meeting or promptly upon his or her arrival, to holding the meeting or transacting business at the meeting, and thereafter does not vote on or assent to actions taken at the meeting.

SECTION 4.4. ACTION WITHOUT A MEETING. Any action required or permitted to be taken at a Board meeting may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents, signed by each director either before or after the action is taken. The action shall be effective when the last director signs his or her consent unless the consent specifies a different effective date, in which event the action taken will be effective as of the date specified therein provided that the consent states the date of execution by each director.

SECTION 4.5. QUORUM, BOARD ACTION. A majority of the directors shall constitute a quorum of the Board. If a quorum is present when a vote is taken, the affirmative vote of the majority of directors present shall constitute the act of the Board; provided, that the authorization, approval or ratification of any transaction in which a director has a direct or indirect personal interest shall also be subject to the provisions of Virginia Law.

SECTION 4.6. RESIGNATIONS. A director may resign at any time by giving written notice to the Board, the Chairman, the President or the Secretary. Unless otherwise specified in the notice, the resignation shall take effect upon delivery and without Board action. A director's resignation shall not affect any contractual rights and obligations of Dana or the director, except as specified in any particular contract.

SECTION 4.7. VACANCIES. The Board shall fill all vacancies, including those resulting from an increase in the number of directors, by majority vote of the remaining directors, whether or not such number constitutes a quorum.

                           ARTICLE V. BOARD COMMITTEES

SECTION 5.1. ESTABLISHMENT OF COMMITTEES. The Board may, by amendment to the By-Laws, establish and dissolve Board Committees and establish and change the authority of such Committees; provided, that each Committee shall consist of two or more directors (who shall serve thereon at the Board's pleasure) and shall have a chairman who is designated by the Board. Each Committee shall exercise such of the Board's powers as are authorized by the Board, subject to any limitations imposed by Virginia Law. The Board may, from time to time and without amendment to the By-Laws, change the membership or chairmanship of any Board Committee and fill any vacancies thereon or designate another director to act in the place of any Committee member who is absent or disqualified from voting at any meeting of the Committee.

SECTION 5.2. STANDING COMMITTEES. The Board shall have the following Standing
Committees:




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         a. ADVISORY COMMITTEE. The Advisory Committee shall make
recommendations to the Board on matters relating to the qualifications of directors; the selection of nominees for election as directors at annual shareholder meetings and in filling Board vacancies; the selection and retention of elected officers and management succession; the cash and non-cash compensation of directors; the structure of the Board's Committees; the schedule and agenda for meetings of the Board and its Committees; the criteria for assessing the performance of the Board, its Committees, and the individual directors; and other Board governance matters. When the Board is not in session and when the Advisory Committee is convened by and meeting with the Chairman of the Board for such purpose, the Advisory Committee shall serve as an "executive committee" of the Board and shall have the full authority of the Board under Virginia Law.

         b. AUDIT COMMITTEE. The Audit Committee shall periodically meet with Dana's financial and accounting management and independent auditors and accountants to review Dana's audit plans, financial reporting, internal controls, and significant issues relating to Dana's contingent liabilities, taxes and insurance programs. The Audit Committee shall provide oversight for Dana's audit programs and shall make recommendations to the Board on matters relating to the selection and retention of the independent auditors. The members of the Audit Committee shall not be employees of Dana.

         c. COMPENSATION COMMITTEE. The Compensation Committee shall make recommendations to the Board on matters relating to base salaries and other cash and non-cash compensation for senior management under those Dana executive benefit plans in effect from time to time which the Committee interprets and administers. The Compensation Committee shall maintain familiarity with generally accepted national and international compensation practices and may consult with such compensation consultants as it deems appropriate. In making its recommendations, the Compensation Committee shall endeavor to maintain the compensation of Dana's senior management at levels appropriate for Dana's size and business, the responsibilities and performance of the individuals, and Dana's performance. The members of the Compensation Committee shall qualify as "outside directors" under Internal Revenue Service Regulation Section 1.162-27 and shall not be employees of Dana.

         d. FINANCE COMMITTEE. The Finance Committee shall review Dana's financial condition, liquidity (including aggregate corporate borrowings) and results of operations, and shall recommend to the Board appropriate courses of action with respect to Dana's financial performance and capital structure. Within parameters established with the Board, the Finance Committee shall review and approve management's recommendations on matters relating to major corporate actions (including fixed capital expenditures; acquisitions, investments, and divestitures; working capital programs; and



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issuances of equity and debt securities) and shall present such recommendations to the Board.

         e. FUNDS COMMITTEE. The Funds Committee shall review the structure and allocation of assets in Dana's pension and other employee benefit funds and the performance of the fund managers, to assure that the funds are managed in compliance with applicable laws and regulations. In performing these advisory functions, the Funds Committee shall refrain from making specific investment recommendations. The Funds Committee shall review and approve management's recommendations on matters relating to the selection and retention of the investment managers.

SECTION 5.3. COMMITTEE MEETINGS AND PROCEDURES. Each Committee shall hold regular meetings at such dates, times and places as it may determine from time to time, and no notice thereof need be given other than such determination. Sections 4.3 through 4.5, which govern meetings, notices and waivers of notice, actions without meeting, and quorum and voting requirements for the Board and the directors, shall also apply to the Committees and their members. Each Committee shall keep written records of its proceedings and shall report such proceedings to the Board from time to time as the Board may require.

SECTION 5.4. RESIGNATIONS. A Committee member may resign at any time by giving written notice to the Chairman of the Board. Unless otherwise specified in the notice, the resignation shall take effect upon delivery and without Board action.

                              ARTICLE VI. OFFICERS

SECTION 6.1. OFFICES AND ELECTION. The Board shall elect the following officers annually at the first Board meeting following the annual shareholders meeting: the Chairman (who shall be a member of the Board), the Chief Executive Officer, the Chief Operating Officer, the President, the President-Dana international, the Chief Financial Officer, the Treasurer, the Secretary, and such Executive Vice Presidents, Vice Presidents, Assistant Treasurers and Assistant Secretaries as it deems appropriate. Any person may simultaneously hold more than one office. Each officer shall hold office until the election and qualification of his or her successor, or until his or her earlier resignation or removal. Election as an officer shall not, of itself, create any contractual rights in the officer or in Dana, including, without limitation, any rights in the officer for compensation beyond his or her term of office.

SECTION 6.2. REMOVALS AND RESIGNATIONS. Officers shall serve at the pleasure of the Board and may be removed from office by the Board at any time. An officer may resign at any time by giving written notice to the Chairman or the Secretary. Unless otherwise specified in the notice, the resignation shall take effect upon delivery and without Board action. An officer's resignation shall not affect any contractual rights and obligations of Dana or the officer, except as specified in any particular contract.

SECTION 6.3. DUTIES OF OFFICERS. The officers shall perform the following duties and any others which are assigned by the Board from time to time, are required by Virginia



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Law, or are commonly incident to their offices:

         a. CHAIRMAN OF THE BOARD. The Chairman shall provide leadership to the Board in discharging its functions; shall preside at all meetings of the Board; shall act as a liaison between the Board and Dana's management; and, with the Chief Executive Officer, shall represent Dana to the shareholders, investors and other external groups. If the Chairman is absent or incapacitated, the Chairman of the Advisory Committee shall have his or her powers and duties.

         b. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be Dana's principal executive officer, with responsibility for the general management of Dana's business affairs. The Chief Executive Officer shall develop and recommend to the Board long-term strategies for Dana, annual business plans and budgets to support those strategies, and plans for management development and succession that will provide Dana with an effective management team. He or she shall serve as Dana's chief spokesperson to internal and external groups. If the Chief Executive Officer is absent or incapacitated, the President shall have his or her powers and duties.

         c. CHIEF OPERATING OFFICER. The Chief Operating Officer shall oversee the management of Dana's day-to-day business in a manner consistent with Dana's financial and operating goals and objectives, continuous improvement in Dana's products and services, and the achievement and maintenance of satisfactory competitive positions within Dana's industries.

         d. PRESIDENT. The President shall have such duties as are assigned by the Chief Executive Officer. If the President is absent or incapacitated, the Chairman shall have his or her powers and duties.

         e. PRESIDENT-DANA INTERNATIONAL. The President-Dana International shall have such duties as are assigned by the Chairman.

         f. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be responsible for the overall management of Dana's financial affairs.

         g. EXECUTIVE VICE PRESIDENTS AND VICE PRESIDENTS. The Executive Vice Presidents and the Vice Presidents shall have such duties as are assigned by the Chairman.

         h. TREASURER. The Treasurer shall have charge and custody of Dana's funds and securities and shall receive monies due and payable to Dana from all sources and deposit such monies in banks, trust companies, and depositories as authorized by the Board. If the Treasurer is absent or incapacitated and has not previously designated in writing another person or persons to have his or her powers and duties, any Assistant Treasurer shall have such powers and duties.

         i. SECRETARY. The Secretary shall prepare and maintain minutes of all meetings of the Board and of Dana's shareholders; shall assure that notices required by these By-Laws, Dana's Articles, Virginia Law or the Exchange Act are duly given; shall be custodian of Dana's seal (if any) and affix it as required; shall authenticate Dana's



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records as required; shall keep or cause to be kept a register of the shareholders' names and addresses as furnished by them; and shall have general charge of Dana's stock transfer books. If the Secretary is absent or incapacitated and has not previously designated in writing another person or persons to have his or her powers and duties, any Assistant Secretary shall have such powers and duties.

         j. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The Assistant Treasurers and Assistant Secretaries shall have such duties as are assigned by the Treasurer and the Secretary, respectively.

SECTION 6.4. CONTRACTS AND INSTRUMENTS. Except as limited in Section 6.5 with respect to Dana's guarantees of the indebtedness of subsidiaries, affiliates and third parties, each of the Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, the President-Dana International, the Chief Financial Officer, any Executive Vice President, any Vice President, and the Treasurer shall have the power to enter into, sign (manually or through facsimile), execute, and deliver contracts (including, without limitation, bonds, deeds and mortgages) and other instruments evidencing Dana's rights and obligations on behalf of and in the name of Dana. Except as otherwise provided by law, any of these officers may delegate the foregoing powers to any other officer, employee or attorney-in-fact of Dana by written special power of attorney.

SECTION 6.5. GUARANTEES OF INDEBTEDNESS.

         SECTION 6.5.1. DEBT OF WHOLLY OWNED SUBSIDIARIES. Within any limitations set by the Board on total outstanding guarantees for Dana subsidiaries, each of the Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, the Chief Financial Officer, and the Treasurer shall have the power to approve guarantees by Dana of the indebtedness of direct and indirect wholly owned Dana subsidiaries.

         SECTION 6.5.2. DEBT OF NON-WHOLLY OWNED SUBSIDIARIES, AFFILIATES, AND OTHER ENTITIES. Each of the Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, the Chief Financial Officer, and the Treasurer shall have the power to approve guarantees by Dana of the indebtedness of non-wholly owned Dana subsidiaries, Dana affiliates and third party entities; provided, that the aggregate amount of such guarantees made by these officers collectively between Board meetings may not exceed $10 million and that all such guarantees in the aggregate may not exceed any limitations set by the Board on total outstanding guarantees for Dana subsidiaries.

SECTION 6.6. STOCK CERTIFICATES. The Chairman, the President, and the Secretary shall each have the power to sign (manually or through facsimile) certificates for shares of Dana stock which the Board has authorized for issuance.

SECTION 6.7. SECURITIES OF OTHER ENTITIES. With respect to securities issued by another entity which are beneficially owned by Dana, each of the Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, the President-Dana International, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer, and the Secretary shall have the power to attend any meeting



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of security holders of the entity and vote thereat; to execute in the name and on behalf of Dana such written proxies, consents, waivers or other instruments as they deem necessary or proper to exercise Dana's rights as a security holder of the entity; and otherwise to exercise all powers to which Dana is entitled as the beneficial owner of the securities. Except as otherwise provided by law, any of these officers may delegate any of the foregoing powers to any other officer, employee or attorney-in-fact of Dana by written special power of attorney.

                          ARTICLE VII. INDEMNIFICATION

SECTION 7.1. INDEMNIFICATION. Dana shall indemnify any of the following persons who was, is or may become a party to any "proceeding" (as such term is defined in Section 1 of Article SIXTH of Dana's Articles) to the same extent as if such person were specified as one to whom indemnification is granted in Section 3 of the foregoing Article SIXTH: (i) any Dana director, officer or employee who was, is, or may become a party to the proceeding by reason of the fact that he or she is or was serving at Dana's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) any Dana employee who was, is, or may become a party to the proceeding by reason of the fact that he or she is or was an employee of Dana. In all cases, the provisions of Sections 4 through 7 of the foregoing Article SIXTH shall apply to the indemnification granted hereunder.

                            ARTICLE VIII. DANA STOCK

SECTION 8.1. LOST CERTIFICATES. A shareholder claiming that any certificate for Dana stock has been lost or destroyed shall furnish the Secretary with an affidavit stating the facts relating to such loss or destruction. The shareholder shall be entitled to have a new certificate issued in the place of the certificate which is claimed to be lost or destroyed if (i) the affidavit is satisfactory to the Secretary, and (ii) if requested by the Secretary, the shareholder gives a bond (in form and amount satisfactory to the Secretary) to protect Dana and other persons from any liability or expense that might be incurred upon the issue of a new certificate by reason of the original certificate remaining outstanding.

SECTION 8.2. RIGHTS AGREEMENT. Any restrictions which are deemed to be imposed on the transfer of Dana securities by the Rights Agreement dated as of April 25, 1996, between Dana and Chemical Mellon Shareholder Services, L.L.C., or by any successor or replacement rights plan or agreement, are hereby authorized.

SECTION 8.3. CONTROL SHARE ACQUISITIONS. Article 14.1 of the Virginia Stock Corporation Act shall not apply to the acquisition of shares of Dana's common stock.

                              ARTICLE IX. AMENDMENT

SECTION 9.1. AMENDMENT. The Board, by resolution, or the shareholders may amend or repeal these By-Laws, subject to any limitations imposed by Dana's Articles and Virginia Law.



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